SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2002 (July 31, 2002)

MAXXIM MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	333-92825	76-0291634

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Winter Street, Suite 2900, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (781) 906-0700

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

     Maxxim Medical, Inc. (“Maxxim”), with the approval of the Operating Committee of its Board of Directors, dismissed Arthur Andersen LLP (the “Former Accounting Firm”) and appointed Ernst & Young LLP (the “New Accounting Firm”) as independent accountants of Maxxim and its subsidiaries, effective June 30, 2002.

     None of the Former Accounting Firm’s audit reports on Maxxim’s consolidated financial statements as of and for the fiscal years ended October 28, 2001 and October 29, 2000, or their report on Maxxim’s consolidated financial statements as of and for the transition period ended December 30, 2001, contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Maxxim’s two most recent fiscal years and the subsequent interim period, there were no disagreements with the Former Accounting Firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accounting Firm, would have caused the Former Accounting Firm to make reference to the subject matter of disagreement in connection with their report and there did not occur any of the events listed in Item 304(a)(2) of Regulation S-K.

     Maxxim consulted with the New Accounting Firm on an accounting and reporting issue prior to their engagement as Maxxim’s independent public accountants. Such consultation occurred because Maxxim’s audit engagement team left the Former Accounting Firm employ during late May 2002, and Maxxim needed to understand the accounting and reporting implications of a June 7, 2002 transaction in which Maxxim repurchased shares of its common stock from certain former members of Maxxim’s management group. The subject of the consultation was (a) whether the purchase of shares from the former management group should result in the application of push down accounting for Maxxim’s November 12, 1999 recapitalization transaction and (b) whether the push down accounting should be applied retroactively or prospectively. The New Accounting Firm informed us that (a) the application of push down accounting was appropriate but not required and (b) the push down accounting could be reflected on a prospective basis. The New Accounting Firm also advised Maxxim to consult with the Securities and Exchange Commission’s Office of the Chief Accountant (“OCA”) on this matter. Maxxim is in the process of preparing a submission of this issue to the OCA in advance of filing its Form 10-Q for the period ended June 30, 2002. The Former Accounting Firm was not consulted about this issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXIM MEDICAL, INC.

Dated: August 1, 2002	By: /s/ Russell D. Hays

Russell D. Hays Vice Chairman and Chief Executive Officer

Dated: August 1, 2002	By: /s/ Mark S. Sellers

Mark S. Sellers Vice Chairman and Chief Financial Officer

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